EXHIBIT 23.3


           ACKNOWLEDGMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
           ----------------------------------------------------------


We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 11, 2001, which appears on page 3 of the Quarterly Report on Form 10-QSB of ImaginOn, Inc. for the quarter ended March 31, 2001, our report dated August 17, 2001, which appears on page 3 of the Quarterly Report on Form 10-QSB of ImaginOn, Inc. for the quarter ended June 30, 2001, and our report dated November 16, 2001, which appears on page 2 of the Quarterly Report on Form 10-QSB of ImaginOn, Inc. for the quarter ended September 30, 2001.



/s/ Gelfond Hochstadt Pangburn, P.C.
GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
December 6, 2001